Exhibit 99.1

MARA Holdings Announces Closing of Texas Wind Farm Acquisition

Fort Lauderdale, FL, February 18, 2025 – MARA Holdings, Inc. (NASDAQ: MARA) (“MARA” or the “Company”), a global leader in leveraging digital asset compute to support the energy transformation, has closed its previously announced acquisition of a wind farm in Hansford County, Texas, with 240 megawatts of interconnection capacity and 114 megawatts of nameplate wind capacity.

The site will utilize last-generation ASIC mining hardware that would have otherwise been written off or sold into the secondary market. By repurposing machines and energizing them with 100% renewable, zero-marginal energy cost, MARA is leveraging renewable resources that would have otherwise been curtailed, reducing bitcoin production costs through vertical integration, and demonstrating the commitment to environmental stewardship.

“The closing of this acquisition represents a significant milestone in MARA’s ongoing transformation as we expand our asset base, following our strategic shift from an asset-light to an asset-heavy business model,” said Fred Thiel, MARA’s chairman and CEO. “With this added renewable energy asset, MARA now owns and operates 136 megawatts of generating capacity, strengthening our position across the entire energy generation and bitcoin mining process. This acquisition not only extends the economic life of our ASIC miners, but also drives reduction in operational costs, bringing us closer to achieving near net-zero operating costs. We are proud to revitalize this renewable energy asset, further underscoring our commitment to sustainability and long-term value creation.”

About MARA

MARA (NASDAQ: MARA) is a global leader in digital asset compute that develops and deploys innovative technologies to build a more sustainable and inclusive future. MARA secures the world’s preeminent blockchain ledger and supports the energy transformation by converting clean, stranded, or otherwise underutilized energy into economic value.

For more information, visit www.mara.com, or follow us on:

Twitter: @MARAHoldings

LinkedIn: www.linkedin.com/company/maraholdings

Facebook: www.facebook.com/MARAHoldings

Instagram: @maraholdingsinc

MARA Company Contact:

Telephone: 800-804-1690

Email: ir@mara.com

MARA Media Contact:

Email: mara@wachsman.com